Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com

Echelon Completes Sale of its Grid Division

SAN JOSE, Calif., Oct. 1, 2014—Echelon Corporation (NASDAQ: ELON), the open-interoperable control networking pioneer for the Industrial Internet of Things (IIoT), today announced the completion of the sale of its grid operations to S&T AG, a publicly traded European IT systems provider with an existing focus on smart energy products and services. The transaction closed on September 30, 2014, with cash proceeds from the sale of approximately $4.9 million. After fees, expenses and restructuring charges are considered, Echelon expects the net benefit to be nominal.

The Smart Grid Modernization business has now been transferred to Networked Energy Services Corporation, (see www.networkedenergy.com), a US-based affiliate of S&T founded for this purpose. The new company maintains its primary R&D facility in Silicon Valley (CA) with an additional application and software innovation center in Fargo (ND). With the addition of approximately 60 former Echelon employees who will run the NES grid business, S&T is significantly expanding its Smart Energy Business while staying committed to supporting important grid industry standards and groups including the Open Smart Grid Protocol (OSGP). S&T also will add its product portfolio to the Grid Modernization VAR program.

“This transaction represents a significant step in our long-term strategy focus on the Industrial Internet of Things market, while improving our operating results as we position our technology to capitalize on this emerging opportunity,” said Ron Sege, chairman and CEO of Echelon.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON), a pioneer in developing open-standard control networking platforms, delivers all the elements necessary to design, install, monitor and control industrial-strength ‘communities of devices’ within the lighting, building automation, grid, Internet of Things, ‘maker’ and other markets worldwide. Echelon develops and sells complete systems and subsystems for target applications, plus system-on-chips (SoCs), embedded software, and commissioning and management tools for OEMs. With more than 100 million Echelon-powered devices installed worldwide, the company helps its customers easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. Echelon helps its customers reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at www.echelon.com.

About S&T AG

S&T AG (www.snt.at, ISIN AT0000A0E9W5, WKN A0X9EJ, SANT) is listed on the Prime Standard segment of the Frankfurt Stock Exchange. The company has some 2,200 employees. It operates in 20 countries. S&T is one of the three largest suppliers of IT systems in Austria and in Eastern Europe. S&T’s prime assets include the breadth of the products – many proprietorially developed - comprising its portfolio. These products are used in the smart energy, cloud, security and mobile IT sectors. The portfolio is distributed throughout Central and Eastern Europe. S&T launched its “smart energy” business area in 2014. This area now comprises NES (www.networkedenergy.com), the Austria-based Ubitronix GmbH (www.ubitronix.at) and the Group subsidiary RTSoft (www.rtsoft.ru/en). These companies provide S&T with an unsurpassed portfolio of smart energy technologies. This portfolio enables S&T to offer comprehensive, end-to-end solutions in this area.

###

Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties; the risk that Echelon’s product and service offerings by themselves or combined with other applications or offerings do not perform as designed or do not offer the expected benefits and savings; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Relations Contact:

Annie Leschin

StreetSmart Investor Relations

+1 (415) 775-1788

annie@streetsmartir.com